Exhibit 10.8

626 305 5900 | Phone 626 305 0350 | Fax

111 W. Lemon Ave.
Monrovia, CA 91016

www.xencor.com

September 28, 2009

Bruce Carter

Dear Dr. Carter:

On behalf of the Board of Directors, I am pleased to offer you the position of Chairman of the Board of Directors (the “Board”) of Xencor, Inc. (the “Company”).  Should you accept this position, and upon your election by the Board, the following sets forth the agreement between you and the Company regarding your service as Chairman of the Board.

1.             Service.  You will serve as Chairman of the Board pursuant to the terms of Section 1.1(b)(iv) of that certain Second Amended and Restated Voting, Right of First Refusal and Co-Sale Agreement dated October 12, 2007 by and among the Company and the Stockholders named therein, as amended (the “Voting Agreement”).  Your service will be for an initial period of one (1) year or until your earlier resignation or removal as Chairman or as a member of the Board.  You may resign as Chairman or as a member of the Board at any time, and you may be removed (with or without cause) as Chairman of the Board at any time by action of the Board or as a member of the Board by the holders of a majority of the Common Stock then outstanding in accordance with Section l.l(b)(iv) of the Voting Agreement.  After the initial one (1) year term, you may continue as Chairman of the Board upon your mutual agreement with the Company and its Board, provided that the provisions of this agreement shall apply to any such continued service.

2.             Meetings.  We expect to hold meetings of the Board at least six (6) times per year.  We also expect from time to time to call special meetings of the Board.  As Chairman, it is expected that you will use your reasonable best efforts to attend all meetings of the Board and any committees on which you serve and that you will be available to the Company for consultation and discussion on key strategic initiatives of the Company.

3.             Compensation.  In consideration of your services described above, the Company will provide you with the following:

(a)           Cash Payment.  For so long as you continue to serve as Chairman, the Company will pay you an annual cash retainer of $30,000, payable monthly in arrears in accordance with the Company’s normal payment practices for each year of your service as a member of the Board.  In addition, it is contemplated that in your capacity as Chairman and at times that are mutually agreeable between you and the Company, you will make periodic visits to the Company’s facilities for the purpose of interfacing and liaising with Company management.  The Company will pay you cash payments of $1,500 for each such visit.

(b)           Expenses.  The Company will reimburse you for the reasonable out-of- pocket expenses incurred by you in attending meetings with or on behalf of the Company and in attending meetings of the Board and of any committee on which you may serve upon submission by you of reasonable supporting documentation.

(c)           Option Grants.

(i)            Initial Option.  Upon your appointment by the Board as Chairman and the approval by the Board, you will be issued an option (the “Initial Option”) to purchase 300,000 shares (the “Initial Option Shares”) ofthe Company’s common stock, $0.01 par value per share (the “Common Stock”), which Option Shares shall equal point six percent (0.6%) of the outstanding shares of Common Stock of the Company as of the date hereof, calculated on a fully-diluted, as converted basis.  Twenty-five percent (25%) of the Initial Option Shares shall vest on the first anniversary of the date of grant of the Initial Option, and the remaining seventy-five percent (75%) of the Initial Option Shares shall vest monthly thereafter over the subsequent three years subject to your continued service to the Company as a member of the Board.  The Initial Option shall be exercisable at a price per share equal to the fair market value of the Common Stock of the Company on the date of grant of the Initial Option as determined by the Board.

(ii)           Additional Option.  Within one year of the date of this letter and upon the consummation by the Company of an equity financing (the “Financing”), then, so long as you shall then be serving as Chairman and upon approval by the Board, you will receive an additional option (the “Additional Option”) to purchase that number of shares of Common Stock of the Company equal to point six percent (0.6%) of the Fully Diluted Financing Shares issued in connection with the Financing (the “Additional Option Shares”).  The term “Fully Diluted Financing Shares” means the aggregate number of shares of Common Stock of the Company issued in connection with the Financing, calculated on a fully-diluted, as-converted basis as of the closing date of such Financing (including, without limitation, any additional shares of Common Stock that are authorized for issuance under the Company’s Amended and Restated 2000 Stock Incentive Plan in connection with the Financing).  The Additional Option Shares shall be subject to vesting provisions consistent with the Initial Option Shares such that the Additional Option shares shall be deemed vested and subject to continuing vesting as of the date of grant of the Additional Option to the same extent as the Initial Option Shares.  The Additional Option shall be exercisable at a price per share equal to the fair market value of the Common Stock of the Company on the date of grant of the Additional Option as determined by the Board.

The Initial Option and the Additional Option that you receive hereunder shall be subject to such further terms and conditions as will be specified in the Company’s Amended and Restated 2000 Stock Incentive Plan and related non-qualified stock option agreement to be executed by you and the Company.

(d)           Success Fee for Covered Transaction.

(i)            If (A) at any time while you are serving as Chairman pursuant to this Agreement (or during the sixty (60) day period after termination of your service as Chairman if such service shall have been terminated without Cause) and prior to the Success Fee Expiration Date (defined below), a Covered Transaction shall have been consummated, you shall be eligible to receive, subject to the terms of this Agreement, a payment (the “Success Fee”) in an amount equal to 0.6% multiplied by the Aggregate Net Proceeds actually paid or distributed pursuant to such Covered Transaction to the holders of the Company’s Preferred and Common Stock (including the holders of vested options, warrants or other rights relating to such Preferred or Common Stock) by reason of their investment in the Company or paid or distributed directly to the Company in connection with an asset sale Coveted Transaction.

Notwithstanding the foregoing, however, the amount of any Success Fee payable to you shall be reduced dollar for dollar by any Aggregate Net Proceeds actually paid to you in such Covered Transaction by reason of your equity position in the Company, whether by common stock ownership, the exercise or cash-out of stock options or otherwise.

Any Success Fee to which you become entitled hereunder shall be paid in the same forms (i.e., in cash, stock and/or other property) and in the same proportions as the Aggregate Net Proceeds are paid by the acquirer to the Company’s stockholders generally.  Any securities that are issued to you as part of a Success Fee payment will be subject to the same or similar restrictions as imposed by the acquiring company on the securities distributed to Company’s stockholders generally on the terms set forth in the agreement pursuant to which the Covered Transaction occurs.  Any Success Fee to which you become entitled hereunder shall be paid within ten (10) business days after the Aggregate Net Proceeds are paid to the holders of the Company’s Preferred and Common Stock or, in the case of an asset sale, are paid to the Company; provided, however, that if and to the extent the Aggregate Net Proceeds include any Contingent Consideration, the Success Fee payable with respect thereto will be subject to the same conditions (including but not limited to any escrow arrangement, indemnity obligation, or earn-out) on payment of such Contingent Consideration as are imposed on the Company or its stockholders generally and will be paid to you within ten (10) business days after such Contingent Consideration is paid to the holders of the Company’s Preferred or Common Stock.  In no event will the Success Fee be payable with respect to any Covered Transaction other than the first Covered Transaction that occurs following the date of this Agreement.

(ii)           Definitions.  For purposes of this Agreement, the following terms have the following meanings:

“Aggregate Net Proceeds” means, in the case of a Covered Transaction other than the sale of all or substantially all of the Company’s assets, the sum of (i) the aggregate amount actually paid or distributed, directly or indirectly, to the holders of the Company’s Preferred and Common Stock as consideration for those securities in consummation of such Covered Transaction plus (ii) the aggregate amount paid in such Covered Transaction to the holders of stock options, warrants or other stock rights relating to the Company’s Preferred or Common Stock as consideration for those securities in consummation of such Covered Transaction, to the extent those options, warrants or rights are vested at the time of such Covered Transaction (including any such options, warrants or right that vest on an accelerated basis by reason of such Covered Transaction) and minus (iii) any expenses paid directly by the holders of Preferred and Common Stock, stock options, warrants or other stock rights in connection with the Covered Transaction.  The amount of the Aggregate Net Proceeds shall be determined in good faith by the Board.

In the case of a Covered Transaction that is the sale of all or substantially all of the Company’s assets, the Board shall in good faith determine the amount (the “Deemed Distribution Amount”) that would be distributed to the holders of (i) the Company’s Preferred and Common Stock and (ii)

stock options, warrants or other stock rights relating to the Company’s Preferred or Common Stock, to the extent those options, warrants or rights are vested at the time of such Covered Transaction (including any such options, warrants or right that vest on an accelerated basis by reason of such Covered Transaction) if all of the assets of the Company were sold for their fair market value and all of the liabilities paid (and adequate provision made for potential liabilities of the Company) and any net proceeds distributed to such holders.  In the case of a Covered Transaction that is the sale of all or substantially all of the Company’s assets, “Aggregate Net Proceeds” means the Deemed Distribution Amount less any expenses paid directly by the holders of Preferred and Common Stock, stock options, warrants or other stock rights in connection with the Covered Transaction.

For the avoidance of doubt, in calculating Aggregate Net Proceeds for any Covered Transaction, any and all Company indebtedness and/or obligations of the Company assumed by the acquiring party (including the principal amount of any bridge loans made by the Company’s investors), legal and investment banker fees and other transaction costs and the amount of any Success Fee to which you become entitled pursuant to this Agreement shall be excluded from the calculation of the Aggregate Net Proceeds so that no portion of the Success Fee shall be attributable to such items.

“Cause” means “cause” within the meaning of Section 141(k) of the Delaware General Corporation Law.

“Contingent Consideration” means consideration payable with respect to a Covered Transaction after the closing of such Covered Transaction to the Company and/or its stockholders, the receipt of which is contingent upon the passage of time or the occurrence or non-occurrence of some future event(s) or circumstance(s), including, without limitation, amounts of consideration paid at a subsequent closing, and amounts of consideration subject to an escrow, a purchase price adjustment, an earn-out or indemnity claims.

“Covered Transaction” means the consummation, in a single transaction or in a series of related transactions, of any event that would constitute a “Change in Control” under the Company’s 2000 Stock Incentive Plan that also constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as described in Treasury Regulation Section 1.409A-3(i)(5).

“Success Fee Expiration Date” means the earlier of (i) the consummation of an initial public offering of shares of the Company’s common stock for the account of the Company pursuant to a Registration Statement on Form S-1 (or successor form) filed with and declared effective by the United States Securities and Exchange Commission (the “IPO”) or (ii) the earlier of (A) December 31, 2011 or (B) in the event that the Company adopts a carve-out, transaction bonus, success fee or similar plan providing for a success fee payable to certain or all of its employees in connection with a strategic transaction and such plan as adopted contains an expiration date dependant upon the consummation of a recapitalization of the Company, such expiration date.

(iii)          Parachute Payment; Withholding.  In the event the benefits provided by this Agreement, when aggregated with any other payments or benefits received by you, would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code (the “Payment”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting a “parachute payment” is necessary so that the Payment equals the Reduced Amount, such reduction shall occur in the following order: first the cancellation of the accelerated vesting of any stock awards as to which no portion of the Aggregate Net Proceeds would be payable, then the reduction of your Success Fee and finally the cancellation of any other stock awards you hold at the time.  In the event that accelerated vesting of your stock awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general tax purposes shall perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within seven (7) business days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or at such earlier time as requested by you or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

In the event the payment of any amounts pursuant to this agreement will result in your being subject to an Excise Tax, at your request in your sole discretion, the Company will use its commercially reasonable best efforts to obtain a vote of the stockholders of the Company approving such payments in the manner set forth in Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder such that the payments would not be subject to the Excise Tax if the required vote is obtained.  In the event you so request that such a vote be taken, you agree to enter into such additional agreements as may be reasonably requested by the Company in relation thereto, including, without limitation, agreeing that the portion of such payments that would otherwise, if made, result in your becoming liable for the Excise Tax will not be made if the required vote is not obtained.

Each payment to you pursuant to this Agreement shall be subject to the Company’s withholding of any applicable taxes required to be withheld from such payment.

4.             Section 409A.  Any Success Fee payable under this Agreement is intended to comply with the requirements ofTreas.  Reg.  1.409A-3(i)(5)(iv)(A).

5.             Indemnification.  As a Delaware corporation, the Company has adopted provisions in its Certificate of Incorporation and By-Laws to indemnify directors to the maximum extent allowed under Delaware law.  In addition, the Company maintains a Directors’ and Officers’ insurance policy for certain claims made against directors and officers.

6.             Confidentiality.  You agree that all Confidential Information (as defined below), whether or not disclosed orally or in writing, is and shall be the exclusive property of the Company.  You shall not at any time, whether during or after the termination or cessation of your service as a member of the Board, without the written authorization of the Chief Executive Officer of the Company, unless and until the Confidential Information has become public knowledge without fault by you, (a) reveal any Confidential Information to any person or entity, except to employees of the Company who need to know such Confidential Information, (b) use or attempt to use any Confidential Information for any purposes (other than in the ordinary course of performing your duties as a director of the Company), or (c) use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly.  The term “Confidential Information” shall include any information concerning the organization, business, business relationships or finances of the Company or of any third party which the Company is under an obligation to keep confidential or that is maintained by the Company as confidential.  Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, specifications, blueprints, engineering data, software programs, works of authorship, clinical testing programs, marketing material, customer lists, customer information, financial information, pricing information, personnel information, business plans or strategy, projects, plans and proposals.

If the foregoing is acceptable, please sign and return one copy to the undersigned at your earliest convenience.  On behalf of the Company and its Board, we look forward to working with you.

Very truly yours,

/s/ Bassil Dahiyat
Bassil Dahiyat, Ph.D.
Chief Executive Officer
Xencor, Inc.

Agreed to and Accepted:

/s/ Bruce Carter
Bruce Carter
Dated:	30 Sept 09